EXHIBIT 10.31

 AMENDMENT TO EMPLOYMENT AGREEMENT FOR BOBBY PURKAIT

Summary of Amendment

Mr. Purkait's employment agreement provided he would transfer from full time to a part time (50%), interim position, at 60% base pay starting April 1, 2004.  In addition, it indicated his final day of employment would be May 31, 2004.  In March 2004, this agreement was verbally amended to make his employment for an indeterminate period, to resume his full-time duties and to continue his compensation at his base salary of $278,460 annually.  In addition, he would be eligible for additional compensation up to $200,000 upon the achievement of certain milestones.  The other terms of his employment agreement dated February 18, 2004 remain in effect.